Exhibit 2.1.F

BCA AMENDMENT NO. 6

This BCA Amendment No. 6 (this “Sixth Amendment”), is entered into by and among Broad Capital Acquisition Corp., a Delaware corporation (“Predecessor”), Openmarkets Group Ltd, an Australian proprietary limited company (the “Company”), BMYG OMG Pty Ltd, an Australian proprietary limited company (the “Shareholder”), Broad Capital LLC, a Delaware limited liability company (the “Sponsor”), and Broad Capital Acquisition Ltd, an Australian public limited company (formerly Broad Capital Acquisition Pty Ltd., an Australian proprietary limited company) (the “Purchaser”) (each, a “Party,” and collectively, the “Parties”).

WHEREAS, the Parties entered into the Agreement and Plan Of Merger And Business Combination Agreement dated as of January 18, 2023 (as later supplemented and as joined by Purchaser on July 31, 2023), as subsequently amended effective August 1, 2023, January 9, 2024, March 8, 2024, April 25, 2024, and August 8, 2024 (collectively, the “Agreement”);

WHEREAS, the Parties desire to amend the Agreement in the manner set forth herein; and

WHEREAS, pursuant to Section 13.2 of the Agreement, the amendments contemplated by the Parties must be contained in a written agreement signed by each of the Parties.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Sixth Amendment have their respective meanings assigned in the Agreement. All references to the terms whose definitions are provided herein, as the same are contained in the Agreement, the Schedules, or any additional documents that contain or refer to the Agreement or such terms, shall be interpreted in all such cases to be a reference of the updated definitions of such terms as amended hereby.

2. Amendments to the Agreement. As of the Sixth Amendment Effective Date (as defined below), the Agreement is hereby amended or modified as follows:

(a) Section 1.3(a) is hereby amended and replaced in its entirety with the following:

“Additional Earnout Shares” means a number of Purchaser Shares with an aggregate value equal to $8,000,000 at the Closing (assuming a deemed value of $10.00 per Purchaser Share).

(b) Section 1.8(a) is hereby deleted.

(c) Section 1.12 of the Agreement is hereby amended and replaced in its entirety with the following:

“Calculation Period” means each of the three 12-month periods ending on December 31, 2025, December 31, 2026 and December 31, 2027.”

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(d) Section 1.29 is hereby amended and replaced in its entirety with the following:

“Earnout Shares” means a number of Purchaser Shares with an aggregate value equal to $27,000,000 at the Closing (assuming a deemed value of $10.00 per Purchaser Share).

(e) Section 1.31 of the Agreement is hereby amended and replaced in its entirety with the following:

“Earnout Period” means the period beginning on January 1, 2025 and ending on December 31, 2027.”

(f) Section 1.40 of the Agreement is hereby amended and replaced in its entirety with the following:

“Escrow Shares” means, collectively, the Adjustment Escrow Shares and the Indemnification Escrow Shares.

(g) Section 1.41 of the Agreement is hereby amended and replaced in its entirety with the following:

“Estimated Closing Exchange Consideration” means $40,000,000 (a) minus the amount of the Estimated Closing Net Indebtedness, (b) minus the amount of the Estimated Company Investigations and Disputes Losses, (c) plus the amount by which the Estimated Net Working Capital Exceeds the Net Working Capital Target, or minus the amount by which the Net Working Capital Target exceeds the Estimated Net Working Capital (d) minus an amount equal to $10.00 per Adjustment Escrow Share; which amount shall be computed pursuant to Section 3.6 and the Estimated Closing Consideration Spreadsheet, and paid in Purchaser Shares at Closing, which Purchaser Shares shall have a deemed value of $10.00 per share.

(a) Section 1.77 is hereby amended and replaced in its entirety with the following:

“Net Working Capital Target” means -A$1,915,997.

(b) Section 3.2 of the Agreement is hereby amended and replaced in its entirety with the following:

3.2 Closing. Unless this Agreement is earlier terminated in accordance with Article XI, the closing of the Acquisition Contribution and Exchange (the “Closing”) shall take place promptly after the Redomestication Merger at the offices of Nelson Mullins Riley & Scarborough LLP, 101 Constitution Avenue, NW Suite 900, Washington, D.C., 20001, Attention: Andrew M. Tucker on a date no later than five (5) Business Days after the satisfaction or waiver of all the conditions set forth in Article X that are required to be satisfied prior to the Closing Date, or at such other place and time as the Shareholder and the Purchaser may mutually agree upon. The Parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” At the Closing, the Shareholder shall deliver all of the Company Shares to the Purchaser, and the Purchaser Parties shall cause the Purchaser to receive the Estimated Closing Exchange Consideration plus the Earnout Shares and the Additional Earnout Shares. In addition, on the Closing Date, the Purchaser shall deposit the Adjustment Escrow Shares and the Indemnification Escrow Shares with the Escrow Agent as set forth in Section 3.4.

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(c) Section 3.10(a) of the Agreement is hereby amended and replaced in its entirety with the following:

The Purchaser shall deliver the Earnout Shares to the Shareholder at Closing, which Earnout Shares will be subject to forfeiture by the Shareholder pursuant to the terms of this Section 3.10. At such times as provided in this Section 3.10, if the Measured Performance Level for a Calculation Period within the Earnout Period exceeds the Earnout Threshold for such Calculation Period, the Shareholder shall be entitled to retain a number of Earnout Shares with respect to such Calculation Period (each, an “Earnout Event”), equal to the product of (rounded to the nearest whole share) (i) one-third of the Earnout Shares, multiplied by a fraction equal to (A) the Measured Performance Level for such Calculation Period less the Earnout Threshold for such Calculation Period, divided by (B) the Target Performance Level for such Calculation Period less the Earnout Threshold for such Calculation Period. With respect to each Calculation Period, the Shareholder shall forfeit a number of Earnout Shares equal to 900,000 minus the number of retained Earnout Shares for such Calculation Period; any forfeited Earnout Shares shall be returned to the Purchaser, cancelled, and returned to the status of authorized but unissued shares. In no event shall Shareholder become entitled to retain (w) with respect to any Earnout Event, an excess of 900,000 Purchaser Shares, (x) with respect to all Earnout Events, an excess of 2,700,000 Purchaser Shares, or (y) any Earnout Shares for a Calculation Period if the Measured Performance Level for such Calculation Period does not exceed the Earnout Threshold for such Calculation Period.

In connection with this Section 2(e) of this Sixth Amendment, all references to an “Earnout Payment” in the Agreement shall be updated to refer to an “Earnout Event.”

(d) Section 3.10(d) of the Agreement is hereby amended and replaced in its entirety with the following:

The Purchaser’s and the Shareholder’s obligations with respect to each of the Earnout Events in accordance with Section 3.10(a) are independent obligations of the Purchaser and the Shareholder, as applicable, and are not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earnout Event and the obligations with respect to any given Earnout Event shall not constitute obligations with respect to any other Earnout Event.

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(e) Section 3.10(e) of the Agreement is hereby amended and replaced in its entirety with the following:

If the applicable Earnout Calculation Statement indicates that a number of Earnout Shares is subject to forfeiture in connection with an Earnout Event, the Shareholder shall forfeit such number of Earnout Shares not later than (i) if no Earnout Objection Statement has been delivered by either the Shareholder or the Indemnified Party Representative, forty (40) days after delivery of the Earnout Calculation Statement is delivered to the Shareholder, or, (ii) if an Earnout Objection Statement has been delivered as provided in Section 3.10(c), then no later than ten (10) days following final resolution of such Earnout Objection Statement in accordance with Section 3.10(c), by providing joint written instructions with the Purchaser to the Purchaser’s transfer agent to cancel the applicable number of Earnout Shares.

(f) Section 3.10(h) of the Agreement is hereby amended and replaced in its entirety with the following:

The Purchaser shall deliver the Additional Earnout Shares to the Shareholder at Closing, which Additional Earnout Shares will be subject to forfeiture by the Shareholder pursuant to the terms of this Section 3.10. At such times as provided in this Section 3.10, if the Measured Performance Level for the first Calculation Period within the Earnout Period exceeds A$12,000,000, the Shareholder shall be entitled to retain a number of Additional Earnout Shares with respect to such Calculation Period equal to the product of (rounded to the nearest whole share) (i) 800,000 Additional Earnout Shares, multiplied by a fraction equal to (A) the Measured Performance Level for such Calculation Period less A$12,000,000, divided by (B) A$3,000,000. With respect to such Calculation Period, the Shareholder shall forfeit a number of Additional Earnout Shares equal to 800,000 minus the number of retained Additional Earnout Shares for such Calculation Period; any forfeited Additional Earnout Shares shall be returned to the Purchaser, cancelled, and returned to the status of authorized but unissued shares. In no event shall Shareholder become entitled to retain, by reason of the operation of this Section 3.10(h), (x) a number of Purchaser Shares in excess of the Additional Earnout Shares or (y) any Additional Earnout Shares if the Measured Performance Level for the first Calculation Period does not exceed A$12,000,000.

(g) The existing Schedule 3.10 is hereby amended and replaced in its entirety by Schedule 3.10, which is attached hereto as Exhibit A.

2. Date of Effectiveness; Limited Effect. This Sixth Amendment will be deemed effective as of October 11, 2024 (the “Sixth Amendment Effective Date”). Except as expressly provided in this Sixth Amendment, all of the terms and provisions of the Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Sixth Effective Date, each reference in the Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Agreement, will mean and be a reference to the Agreement as amended by this Sixth Amendment. Notwithstanding any provision contained in this Sixth Amendment, in the event of any conflict between the provisions of this Sixth Amendment and the provisions of the Agreement, the provisions of this Sixth Amendment shall control.

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3. Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a) It has the full right, power, and authority to enter into this Sixth Amendment and to perform its obligations hereunder and under the Agreement as amended by this Sixth Amendment.

(b) The execution of this Sixth Amendment by the individual whose signature is set forth at the end of this Sixth Amendment on behalf of such Party, and the delivery of this Sixth Amendment by such Party, have been duly authorized by all necessary action on the part of such Party.

(c) This Sixth Amendment has been executed and delivered by such Party and (assuming due authorization, execution, and delivery by the other Party) constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.

(d) EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THE AGREEMENT AND IN THIS SECTION 4 OF THIS SIXTH AMENDMENT, (1) NEITHER PARTY HERETO NOR ANY PERSON ON SUCH PARTY’S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE, OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (2) EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY THE OTHER PARTY, OR ANY OTHER PERSON ON SUCH OTHER PARTY’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION 4.

4. Miscellaneous.

(a) This Sixth Amendment and all related documents including all exhibits attached hereto, and all matters arising out of or relating to this Sixth Amendment, whether sounding in contract, tort, or statute are governed by, and construed in accordance with and enforced under the laws of the State of New York, United States of America, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of New York.

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(b) This Sixth Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

(c) The headings in this Sixth Amendment are for reference only and do not affect the interpretation of this Sixth Amendment.

(d) This Sixth Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Sixth Amendment electronically shall be effective as delivery of an original executed counterpart of this Sixth Amendment.

(e) The Agreement and this Sixth Amendment together constitute the sole and entire agreement between the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

(f) Each Party shall pay its own costs and expenses in connection with this Sixth Amendment (including the fees and expenses of its advisors, accountants, and legal counsel).

[signatures on separate pages]

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IN WITNESS WHEREOF, the Parties hereto have caused this Sixth Amendment to be duly executed as of the Sixth Amendment Effective Date.

Predecessor:

BROAD CAPITAL ACQUISITION CORP.

By:	/s/ Johann Tse
Name:	Johann Tse
Title:	Chief Executive Officer

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IN WITNESS WHEREOF, the Parties hereto have caused this Sixth Amendment to be duly executed as of the Sixth Amendment Effective Date.

Company:

OPENMARKETS GROUP PTY LTD

By:	/s/ Naseema Sparks
Name:	Naseema Sparks
Title:	Chair

By:	/s/ Lucy Rowe
Name:	Lucy Rowe
Title:	Company Secretary

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IN WITNESS WHEREOF, the Parties hereto have caused this Sixth Amendment to be duly executed as of the Sixth Amendment Effective Date.

Shareholder:

BMYG OMG Pty Ltd

By:	/s/ Julius Wei
Name:	Julius Wei
Title:	Chief Investment Officer

By:	/s/ Eric Gao
Name:	Eric Gao
Title:	Chief Executive Officer

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IN WITNESS WHEREOF, the Parties hereto have caused this Sixth Amendment to be duly executed as of the Sixth Amendment Effective Date.

Sponsor/Indemnified Party Representative:

BROAD CAPITAL LLC

By:	/s/ Johann Tse
Name:	Johann Tse
Title:	Manager

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IN WITNESS WHEREOF, the Parties hereto have caused this Sixth Amendment to be duly executed as of the Sixth Amendment Effective Date.

Purchaser:

Broad Capital Acquisition Ltd.

By:	/s/ Johann Tse
Name:	Johann Tse
Title:	Authorized Officer

By:	/s/ Rongrong Jiang
Name:	Rongrong (Rita) Jiang
Title:	Authorized Officer

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